UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2022

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange
Warrants	VST.WS.A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 29, 2022 (the “Effective Date”), Vistra Operations Company LLC (“Vistra Operations”) (in such capacity, “Borrower”), entered into an amendment (the “Credit Agreement Amendment”) among Vistra Operations, Vistra Intermediate Company LLC, the guarantors party thereto, Credit Suisse AG, Cayman Island Branch, as Administrative and Collateral Agent, and the other parties named therein to that certain Credit Agreement, dated as of October 3, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the Credit Agreement Amendment, effective as of the Effective Date, (i) a new $2.8 billion class of extended revolving credit commitments was established and the maturity date applicable thereto was extended to April 29, 2027, (ii) the total revolving credit commitments for both the newly established commitments and the existing non-extended commitments under the Credit Agreement were increased to an aggregate of $3.0 billion, (iii) certain lenders holding revolving credit commitments elected not to extend the maturity date applicable to those commitments resulting in a class of revolving credit commitments of $200 million having a maturity date of June 14, 2023, (iv) an aggregate amount of $25 million of the non-extended revolving credit commitments was terminated, (v) new revolving letter of credit issuers were appointed and the aggregate revolving letter of credit commitments was increased to allow for the full amount of all revolving credit commitments to be utilized to issue letters of credit (and as of the Effective Date, the aggregate amount of revolving letter of credit commitments was $2.595 billion), and (vi) new pricing mechanisms and interest rate margins were applied to the loans under the extended revolving credit commitments; the pricing mechanism and interest rate margins applicable to the non-extended revolving credit loans and our outstanding term loans were unchanged.

A copy of the Credit Agreement Amendment is included as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference. The above description of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the Credit Agreement Amendment is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Eleventh Amendment to the Credit Agreement, dated April 29, 2022, by and among Vistra Operations Company LLC (as Borrower), Vistra Intermediate Company LLC (as Holdings), the other Credit Parties (as defined in the Credit Agreement) party thereto, the financial institutions providing 2022 New Revolving Credit Commitments (as defined in the Credit Agreement), the Revolving Credit Lenders providing 2022 Extended Revolving Credit Commitments (as defined in the Credit Agreement), the Revolving Letter of Credit Issuers party thereto, and Credit Suisse AG, Cayman Islands Branch (as Administrative Agent and as Collateral Agent).

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Corp.

Dated: May 5, 2022	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer